UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2015

BRUKER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30833 (Commission File Number)	04-3110160 (IRS Employer Identification No.)

40 Manning Road
Billerica, MA 01821
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On October 27, 2015, Bruker Corporation (the “Company”) entered into a Credit Agreement by and among the Company and certain of its foreign subsidiaries as borrowers, Citizens Bank, N.A., Deutsche Bank Securities Inc. and TD Bank, N.A., as Co-Documentation Agents, Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents, JPMorgan Chase Bank, N.A., as Administrative Agent for itself and the other lenders party thereto, and the several banks or other financial institutions or entities from time to time party thereto as lenders (the “Credit Agreement”). The Credit Agreement provides for a five-year revolving credit facility in the U.S. Dollar equivalent amount of up to $500 million, comprised of sub-facilities for revolving loans, swing-line loans, letters of credit and foreign borrowings. The Credit Agreement also provides for an uncommitted incremental facility whereby, under certain circumstances, the Company may be able to increase the amount borrowed under the revolving credit facility or incur term loans in an aggregate amount not to exceed $100.0 million.

Availability under the Credit Agreement may be used by the Company and its subsidiaries for working capital and other general corporate purposes, including permitted acquisitions.

Amounts outstanding under the credit facility bear interest at a rate equal to, at the Company’s option, (a) the London Interbank Offered Rate (LIBO), as administered by ICE Benchmark Administration (or other person that takes on the administration of such rate), as adjusted, or, for loans denominated in euros, the Euro Interbank Offered Rate (EURIBO), sponsored by the Banking Federation of the European Union and Financial Markets Association, plus a margin rate ranging from 0.90% to 1.30%, based on the Company’s leverage ratio, or (b) the highest of (i) the federal funds effective rate plus ½ of 1%, (ii) the prime rate announced by JPMorgan Chase Bank, N.A., and (iii) the LIBO Rate, as adjusted, plus 1%, plus a margin rate ranging from 0% to 0.30%, based on the Company’s leverage ratio.  The Company has also agreed to pay a quarterly facility fee ranging from 0.10% to 0.20% per annum of the aggregate amount available under the revolving credit facility.

The obligations under the Credit Agreement are unsecured and are fully and unconditionally guaranteed by the Company and each of its direct and indirect material subsidiaries.

The obligations of the Company and any additional subsidiary borrowers under the Credit Agreement may be accelerated upon the occurrence of an event of default under the Credit Agreement. The Credit Agreement specifies customary events of default including, without limitation, payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations and warranties, bankruptcy and insolvency related events, certain ERISA events, material judgments, and a change of control default.

The Credit Agreement also contains affirmative, negative and financial covenants customary for financings of this type. The negative covenants include, among others, restrictions on liens, indebtedness of the Company and its subsidiaries, asset sales, dividends, and transactions with affiliates. The financial covenants include total leverage and minimum interest coverage ratios of the Company.

From time to time in the ordinary course of business, certain of the lenders or their affiliates have provided, and may in the future provide, investment banking, financial advisory, lending and/or commercial banking services for the Company and certain of its subsidiaries and affiliates.

The foregoing description of the Credit Agreement is only a summary and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1.

Item 1.02.  Termination of a Material Definitive Agreement.

In connection with obtaining the new credit facility discussed under Item 1.01, on October 27, 2015 the Company terminated the Amended and Restated Credit Agreement dated as of May 24, 2011 among the Company and certain of its foreign subsidiaries as borrowers, with JPMorgan Chase Bank, N.A., as Administrative Agent for itself and the several other lenders party thereto.

Item 2.03.          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 with respect to the Credit Agreement is incorporated herein in its entirety.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits

Number

10.1

Credit Agreement, dated October 27, 2015, by and among the Company and certain of its foreign subsidiaries as borrowers, Citizens Bank, N.A., Deutsche Bank Securities Inc. and TD Bank, N.A., as Co-Documentation Agents, Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents, JPMorgan Chase Bank, N.A., as Administrative Agent for itself and the other lenders party thereto, and the several banks or other financial institutions or entities from time to time party thereto as lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER CORPORATION (Registrant)

Date: October 29, 2015	By:	/s/ANTHONY L. MATTACCHIONE
Anthony L. Mattacchione Senior Vice President and Interim Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Name
10.1

Credit Agreement, dated October 27, 2015, by and among the Company and certain of its foreign subsidiaries as borrowers, Citizens Bank, N.A., Deutsche Bank Securities Inc. and TD Bank, N.A., as Co-Documentation Agents, Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents, JPMorgan Chase Bank, N.A., as Administrative Agent for itself and the other lenders party thereto, and the several banks or other financial institutions or entities from time to time party thereto as lenders